EXHIBIT 10.12
Mar Mar Letterhead


August 14, 1998


Mr. Mark J. Iuppenlatz
485 Clavey Lane
Highland Park, IL 60035

Dear Mark,

On behalf of Mar Mar Realty Trust, I am pleased to extend to you an offer of employment. I have outlined below the structure of salary, incentive compen-sation, and title, which we discussed.

- Your title shall be Executive Vice president, Chief Operating Officer, Director of Acquisitions.

- Compensation Structure:


         Base Salary (per annum)                      $ 250,000
         Incentive compensation:
         ---------------------------------------------------------
                Production      Cash   OR  Cash      +     Stock
         ---------------------------------------------------------
         1998   $ 75,000,000   $ 50,000       --     +     --
         1999   $200,000,000   $120,000    $ 96,000  +   $24,000*
                $250,000,000   $187,500    $150,000  +   $37,500*
                $300,000,000   $300,000    $240,000  +   $60,000*
         ---------------------------------------------------------
         * Stock would be distributed at market price at time of bonus award. it will vest over a 3-year period. First payment would be at time of award with subsequent pay-ments on each anniversary in equal installments.


- The election between an all cash bonus and a mix of cash and stock will be your decision.

- For bonus purposes, the pro rata share of the minimum bonus associated with Sonic properties shall be reduced by 50%. by way of example, if the minimum production threshold is met and 10% of the acquisitions are Sonic properties, then the minimum bonus amount will be reduced by 5%.

- All acquisitions shall be subject to the approval of a committee consisting of at least Bruton Smith, you and myself.

Mr. Mark J. Iuppenlatz                                          August 12, 1998
Offer of Employment                                                      Page 2


- Your start date will be as soon as possible, but not later than September 21, 1998. You have agreed to devote as much time as possible to Mar Mar business prior to your actual start date in order to get a "running start".

- Ward of 140,000 options upon completion of the IPO. Options will vest in 25% increments over a three year period with the first increment vesting immediately upon the date of the grant and the remaining 75% vesting in three equal installments on the first, second and third anniversary of the date of grant.

- You will be entitled to a standard executive benefits package which shall be substantially similar to the package currently provided to senior executives at Sonic Automotive, Inc. The package shall include, but not be limited to, the following types of benefits: health insurance, vacation policy, travel and expense policy, life insurance, etc.

- We will negotiate a reimbursement package for reasonable and customary expenses associated with the sale of your existing home and relocation of your household possessions to Charlotte, North Carolina.

As I told you previously mark, we are all pleased and excited about you becoming a vital part of our company. There is a tremendous amount of work to be done, for which I believe you are well qualified and able to accomplish, but with that responsibility also comes tremendous opportunity. I'm looking forward to working with you to accomplish these goals and to maximize those opportunities for you personally, our company and our stockholders.


Sincerely,


Mar Mar Realty Trust


B.F. (Biff) Bracy
President
                                       ACCEPTED AND AGREED:
Enclosures
                                       /S/ Mark J. Iuppenlatz
                                       ----------------------
                                          Mark J. Iuppenlatz
                                       ----------------------
                                          8-18-98
                                       ----------------------
                                       Date